EXHIBIT 21

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 5/11/26 to 6/1/26, the date of the event which required filing of this Schedule 13D/A. All trades were effected in the open market.

Trade Date	Buy/Sell	Shares	Price
5/11/2026	Sell	216,297	15.34
5/12/2026	Sell	68,868	15.17
5/13/2026	Sell	115,454	15.52
5/14/2026	Sell	2,588	15.69
5/15/2026	Sell	7,609	15.25
5/19/2026	Sell	33,160	15.11
5/20/2026	Sell	35,876	15.14
5/21/2026	Sell	53,479	15.23
5/22/2026	Sell	46,754	15.41
5/26/2026	Sell	92,671	15.51
5/27/2026	Sell	102,862	15.55
5/28/2026	Sell	103,706	15.54
5/29/2026	Sell	104,828	15.64
6/1/2026	Sell	169,781	15.72